EXHIBIT  3.5
                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                                  NETTAXI.COM,
                              A NEVADA CORPORATION


Dean Rositano and Robert A. Rositano, Jr., the President and Secretary, respectively, of NETTAXI.COM, a Nevada corporation, do hereby certify:


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1.     That  the  Board  of  Directors  of said corporation by unanimous written consent dated as of April 14, 2000, adopted a resolution to amend the original articles as follows:

     ARTICLE  IV - STOCK is hereby amended to read, in its entirety, as follows:
     -------------------

          "The corporation is authorized to issue two classes of shares to be designated respectively as common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of stock that the corporation shall have authority to issue is Two Hundred and One Million (201,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, $0.001 par value per share, and One Million (1,000,000) shares shall be Preferred Stock, $0.001 par value per share. The Board of Directors of the corporation (the "Board of Directors") is hereby authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the law of the State of Nevada."

2. That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation at the time of the adoption of this amendment was is 38,403,509.

3. That the said change(s) and amendment have been consented to and approved by the required vote of the shareholders in accordance with Section 78.320(2) of the Nevada Revised Statutes. The number of shares voting in favor of this amendment exceeded 22,165,000 (57%), which constituted a majority of the shares outstanding and entitled to vote thereon.



The undersigned further declare under penalty of perjury under the laws of the States of Nevada and California that the matters set forth in this certificate are true and correct of their own knowledge.

Dated:  May  8,  2000               /s/  Dean  Rositano
                                    -------------------
                                         Dean  Rositano,  President

                                    /s/  Robert  A.  Rositano,  Jr
                                    ------------------------------
                                         Robert  A.  Rositano,  Jr.,  Secretary


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